                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                                 ---------------

                                 AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                              ANGELES PARTNERS VII
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)



                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND, 34TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000


                                 ---------------

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation*     $988,611               Amount of Filing Fee: $197.72
--------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 3,891.26 units of limited partnership interest of the subject partnership for $254 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0- 11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.


[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:  $197.72         Filing Parties:  AIMCO Properties, L.P.


Form or Registration No.:  Schedule 14D  Date Filed:  May 24, 1999




                         (Continued on following pages)

                        AMENDMENT NO. 1 TO SCHEDULE 14D-1


         This Statement (the "Statement") constitutes Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Angeles Partners VII (the "Partnership").

ITEM 11.     MATERIAL TO BE FILED AS EXHIBITS.

             (a)(1)   Offer to Purchase, dated May 19, 1999 (previously filed).

             (a)(2)   Letter of Transmittal and related Instructions.

             (a)(3) Letter, dated May 19, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).

             (a)(4)   Supplement to Offer to Purchase, dated July 1, 1999.

             (a)(5) Letter, dated July 1, 1999, from AIMCO OP to the Limited Partners of the Partnership.

             (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                      (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).

             (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).

             (c)      Not applicable.

             (d)      Not applicable.

             (e)      Not applicable.

             (f)      Not applicable.

             (z)(1) Agreement of Joint Filing, dated May 19, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, Madison River and Cooper River (previously filed).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 1, 1999
                                                  AIMCO/IPT, INC.

                                                  By: /s/Patrick J. Foye
                                                     --------------------------
                                                      Executive Vice President

                                                  INSIGNIA PROPERTIES, L.P.

                                                  By:  AIMCO/IPT, INC.
                                                       (General Partner)

                                                  By: /s/Patrick J. Foye
                                                     --------------------------
                                                       Executive Vice President

                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                      (General Partner)

                                                  By: /s/Patrick J. Foye
                                                     --------------------------
                                                       Executive Vice President

                                                  AIMCO-GP, INC.

                                                  By: /s/Patrick J. Foye
                                                     --------------------------
                                                       Executive Vice President

                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By: /s/Patrick J. Foye
                                                     --------------------------
                                                       Executive Vice President

                                  EXHIBIT INDEX


          EXHIBIT NO.                  DESCRIPTION
          -----------                  -----------
             (a)(1)   Offer to Purchase, dated May 19, 1999 (previously filed).

             (a)(2)   Letter of Transmittal and related Instructions.

             (a)(3)   Letter, dated May 19, 1999, from AIMCO OP to the Limited
                      Partners of the Partnership (previously filed).
             (a)(4)   Supplement to Offer to Purchase, dated July 1, 1999.

             (a)(5)   Letter, dated July 1, 1999, from AIMCO OP to the Limited
                      Partners of the Partnership.

             (b)      Amended and Restated Credit Agreement (Unsecured
                      Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                      (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).

             (b)(2)   First Amendment to Credit Agreement, dated as of
                      November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual
                      Report on Form 10-K for the fiscal year ended
                      December 31, 1998, is incorporated herein by this reference).

             (c)      Not applicable.

             (d)      Not applicable.

             (e)      Not applicable.

             (f)      Not applicable.

             (z)(1)   Agreement of Joint Filing, dated May 19, 1999, among
                      AIMCO, AIMCO- GP, AIMCO OP, AIMCO/IPT, IPLP, Madison
                      River and Cooper River (previously filed).